UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2014

Gas Natural Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-34585	27-3003768
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8500 Station Street, Mentor, Ohio	44060
(Address of principal executive offices)	(Zip Code)

(440) 974-3770

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 23, 2014, Gas Natural Inc. (the “Company”) entered into a finance lease agreement with Varilease Finance, Inc. (“Varilease”) to finance new financial accounting and reporting software (the “Software”) developed by Capgemini Technologies LLC (“Capgemini”). The Company executed Amendment No. 1 (the “Amendment”) on April 23, 2014 to Schedule No. 1 dated April 17, 2013 (the “Schedule”) related to the Master Lease Agreement dated April 17, 2013 (the “Master Agreement”, and together with the Schedule and the Amendment, the “Agreement”). The Agreement was not effective until the Amendment was executed defining the amount and terms of the lease.

Under the Agreement, the maximum principal amount that the Company can borrow from Varilease is $4 million. The actual principal amount disbursed will be payable in equal monthly installments (the “Base Monthly Rental”) over a period of 36 months starting from the first day of the calendar quarter following the installation of the Software (the “Initial Term”). The ultimate Base Monthly Rental that the Company pays will be calculated based on the principal amount of the funds actually disbursed to the Company during the Initial Term. If the entire $4 million is used, the Base Monthly Rental payable to Varilease will be $106,000 plus any applicable sales or use tax. The Base Monthly Rental may be subject to upward adjustments based on whether Varilease chooses to, at the Company’s request, make certain advance payments to Capgemini or otherwise reimburse the Company for deposits, if any, made to Capgemini.

For any payment of rent or other amount due under the Agreement which is past due, interest will accrue at the rate of 2% per month, from the date such payment was due until payment is received by Varilease. The Agreement also contains customary covenants, representations and warranties made by Varilease and the Company.

The Company will be deemed to be in default under the Agreement if, among other things, it fails to pay any installment of rent or other charge or amount due under the Agreement when the same becomes due and payable and such failure continues for 10 days after its due date, or if any representation made by the Company in the Agreement is misleading or materially inaccurate. Pursuant to the terms of the Agreement, upon the occurrence of an event of default, Varilease may, among other things, declare all amounts due under the Agreement immediately due and payable, terminate the Agreement, in which event the right of the Company to use the Software will immediately terminate, and Varilease may, in its discretion, enter the Company premises to take possession of the Software.

Provided no event of default occurs during Initial Term and upon giving a 6 months’ advance written notice to Varilease, at the end of the Initial Term, the Company will have the option to buy the Software for a price to be mutually agreed upon by the Company and Varilease, extend the term of the Agreement by an additional 12 months at the Base Monthly Rental then in effect, or return the Software to Varilease provided that, if the Company continues to use the Software after the expiration of the Initial Term, the Company will be subject to an additional daily, hold over rent in an amount equal to one 125% of the Base Monthly Rental then in effect divided by 30 until the Software is returned to Varilease.

The summary of the Agreement contained in this report is not complete and is subject to, and qualified in its entirety by, the Master Agreement, the Schedule and the Amendment filed with this report as Exhibits 10.1, 10.2 and 10.3, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth under Item 1.01 of this current report on Form 8-K are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Master Lease Agreement dated April 17, 2013, between Varilease Finance, Inc. and Gas Natural Inc.

10.2	Schedule No. 1 dated April 17, 2013, between Varilease Finance, Inc. and Gas Natural Inc.

10.3	Amendment No.1 to Schedule No. 1 dated April 23, 2014, between Varilease Finance, Inc. and Gas Natural Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ Donald R. Whiteman
Name:	Donald R. Whiteman
Title:	Corporate Controller

Dated: April 28, 2014